UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
January 5, 2007

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Bridge Parkway, Suite 201, Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 551-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 5, 2007, Wherify borrowed $100,000 from Timothy J. Neher, Chief Executive Officer and a Director of Wherify, and issued to Mr. Neher a promissory note pursuant to which Wherify agreed to pay principal plus any lending costs incurred by Mr. Neher in making such a loan, and if not repaid within 20 days to pay interest on the outstanding amount at a rate of 7.5% per annum, and to repay the outstanding amount and any accrued and unpaid interest on demand.

Item 1.02. Termination of a Material Definitive Agreement.

On January 5, 2007, Westport Office Park, LLC ("Westport") notified Wherify Wireless, Inc. (“Wherify”) that it had filed a Stipulation and Agreement it had entered into with Wherify California Inc., (“Wherify California”) a wholly-owned subsidiary of Wherify, in San Mateo Superior Court (“Court”). The Stipulation and Agreement contains a Confession of Judgment relating to an unlawful detainer action filed by Westport against Wherify California. Upon entry by the Court, the judgment will terminate Wherify California's right to possession of the premises located at 2000 Bridge Parkway, Suite 201, Redwood City, California, consisting of approximately 25,690 square feet on the second floor of the building. This facility has served as Wherify’s principal office. The unlawful detainer action and Stipulation and Agreement was a consequence of Wherify California’s failure to make its past and current lease payments plus other related obligations as a result of Wherify's financial difficulties and the ongoing nature of its current fund raising activities. Base rent charges are currently $126,072 per month. The lease commenced on September 3, 1999 and was scheduled to terminate on or about September 3, 2009. Based on the terms of the Stipulation and Agreement, Wherify California must relinquish possession of the space and pay the accrued unpaid rent and other charges estimated at approximately $1.1 million. Wherify and Wherify California are currently taking steps to preserve and protect important company assets and records pending relocation of its principle office.

Item 2.03. Creation of a Direct Financial Obligation or an obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 5, 2007, Wherify borrowed $100,000 from Timothy J. Neher, Chief Executive Officer and a Director of Wherify, and issued to Mr. Neher a promissory note pursuant to which Wherify agreed to pay principal plus any lending costs incurred by Mr. Neher in making such a loan, and if not repaid within 20 days to pay interest on the outstanding amount at a rate of 7.5% per annum, and to repay the outstanding amount and any accrued and unpaid interest on demand.

Item 8.01. Other Events

On January 5, 2007, Wherify announced in a press release that it will preview the WheriFind(TM), the first product in its new Universal Locator(TM) family of GPS location products, at the International CES 2007 show at the Wherify booth at Booth 35628, South Hall 4. The WheriFind product is intended to provide consumers and businesses with a range of locating options that include simple short term monitoring of assets in unfamiliar surroundings, continuous vehicle location monitoring, and portable communications and location identification of people and employees that are on the move.

On January 10, 2007, Wherify announced in a press release that its award-winning Wherifone(TM) GPS Locator Phone is on display at the CES 2007 tradeshow in Las Vegas in the CES Innovations Plus Showcase. The Wherifone was honored by the Consumer Electronics Association (CEA®) with a prestigious 2007 Innovations Award for excellence and innovation in Wireless Communications.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: January 11, 2007	By:	/s/ Mark E. Gitter
Name: Mark E. Gitter
Title: Chief Financial Officer and Treasurer